US Ecology Announces Third Quarter 2015 Results

Adjusted EBITDA of $33.8 Million and Adjusted EPS of $0.50

Revises 2015 Outlook on Reduced Business Activity

BOISE, ID -- (Marketwired - October 29, 2015) - US Ecology, Inc. (NASDAQ: ECOL) ("the Company") today reported financial results for the third quarter and nine months ended September 30, 2015.

Operating income for the third quarter of 2015 was $22.4 million compared to $26.8 million in the third quarter of 2014. The Allstate Power Vac business ("Allstate"), which is expected to be divested in the fourth quarter of 2015, contributed $1.7 million and $475,000 of operating income for the third quarters of 2015 and 2014, respectively. Adjusted EBITDA for the third quarter of 2015 was $33.8 million, down 17% from $40.4 million in the same period last year. The Allstate business contributed adjusted EBITDA of $2.3 million in the third quarter of 2015 compared to $2.1 million the third quarter of 2014. Net income for the third quarter of 2015 was $9.9 million, or $0.46 per diluted share, compared to $13.3 million, or $0.61 per diluted share in the third quarter of 2014. Adjusted earnings per share, which excludes foreign currency translation losses and business development expenses, was $0.50 in the third quarter of 2015, down from $0.65 in the third quarter of 2014. A reconciliation of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA is attached as Exhibit A to this release.

Total revenue for the third quarter of 2015 was $148.4 million, down from $170.9 million in the same quarter last year. Revenue for the Environmental Services ("ES")(1) segment was $96.3 million for the third quarter of 2015, down from $108.0 million in the third quarter of 2014 on a 10% decrease in treatment and disposal ("T&D") revenue. A 15% decrease in transportation revenue in the third quarter of 2015 also contributed to the decline. Revenue for the Field and Industrial Services ("FIS")(2) segment was $52.1 million for the third quarter of 2015 compared to $62.8 million in the third quarter of 2014. The Allstate business contributed $20.1 million of revenue in the third quarter of 2015 compared to $17.0 million of revenue in the same period of 2014. The decrease in FIS revenue was primarily the result of lower remediation services work and lower transportation revenue in the third quarter of 2015.

For the third quarter of 2015, gross profit was $45.9 million, down from $52.3 million in the third quarter of 2014. Gross profit for the ES segment was $36.6 million in the third quarter of 2015, down from $42.7 million in the same quarter of 2014. T&D gross margin for the ES segment was 43% for the third quarter of 2015, down from 45% in the third quarter of 2014. Gross profit for the FIS segment in the third quarter of 2015 was $9.4 million (including $4.9 million from the Allstate business) compared to $9.6 million (including $3.7 million from the Allstate business) in the third quarter of 2014.

Selling, general and administrative ("SG&A") expense for the third quarter of 2015 was $23.5 million compared with $25.5 million in the same quarter last year. SG&A includes $3.2 million in SG&A expenses from the Allstate business for the third quarter of 2015 and 2014. The decrease in SG&A primarily reflects lower labor and incentive compensation, and lower depreciation and amortization in the third quarter of 2015 compared to the third quarter of 2014.

Consolidated net interest expense for the third quarter of 2015 was $5.1 million, up from $4.5 million in the third quarter of 2014. The increase is primarily the result of a higher interest rate due to the interest rate swap the Company entered into at the beginning of 2015, which fixed the interest rate for approximately 60% of the Company's long-term debt. This increase was partially offset by principal payments on the Company's long-term debt since the third quarter of 2014.

The Company's consolidated effective income tax rate for the third quarter of 2015 was 40.9%, up from 38.7% for the third quarter of 2014. This increase primarily reflects a lower proportion of earnings from our Canadian operations which are taxed at a lower corporate tax rate.

"Third quarter operating results did not materialize as we had expected," commented Chairman and Chief Executive Officer, Jeff Feeler. "Many factors contributed to these lower than anticipated results but slower business activity and deferment of remedial project based Event Business were the primary contributors. Adjusted EBITDA from our Environmental Services segment was approximately 10% below our expectations for the quarter. With the expected reduction in volume from an east coast clean up project and unanticipated lower replacement work as a result of project deferrals and shipment schedules, we experienced a 22% decline in project-driven Event Business(3). Our Base Business(3) was also down approximately 7% during the quarter compared to the third quarter last year driven by industry verticals such as chemical and metals manufacturing that experienced lower business activity with their customer base. The Field and Industrial Services segment results were approximately 12% lower than our expectations for the quarter on lower remedial services work."

Year-To-Date Results

The comparison between the nine month periods of September 30, 2015 and 2014 reflects the acquisition of EQ Holdings, Inc. ("EQ") that was completed on June 17, 2014.

Total revenue for the first nine months of 2015 was $424.8 million, up from $290.3 million in the first nine months of 2014. Revenue for the first nine months of 2015 included $268.8 million from the acquired EQ businesses compared to $125.6 million in the first nine months of 2014. Revenue for the ES segment was $278.9 million for the first nine months of 2015, up from $219.3 million in the same period last year. Revenue for the FIS business segment was $145.9 million for the first nine months of 2015 compared to $71.0 million for the first nine months of 2014. The Allstate business, which is expected to be divested in the fourth quarter of 2015, contributed $51.0 million of revenue in the first nine months of 2015 compared to $19.6 million in the first nine months of 2014.

Excluding the acquired EQ operations, ES revenue decreased $8.7 million, or 5%, in the first nine months of 2015 compared to the same period last year on a 7% decline in T&D revenue. Transportation service revenue increased 5% compared to the first nine months of 2014.

For the first nine months of 2015, gross profit was $127.3 million, up from $99.6 million in the first nine months of 2014. Gross profit for the ES segment in the first nine months of 2015 was $103.9 million, up from $88.5 million in the same period of 2014. Excluding the acquired EQ operations, ES gross profit was $60.3 million, down 11% from $67.4 million in the first nine months of 2014. T&D gross margin for the legacy US Ecology business was 48% for the first nine months of 2015 and 50% for the first nine months of 2014. Gross profit for the FIS segment was $23.3 million for the first nine months of 2015 compared to $11.1 million for the first nine months of 2014 and included $10.8 million and $4.2 million of gross profit, respectively, from the Allstate business which is expected to be divested in the fourth quarter of 2015.

SG&A expense for the first nine months of 2015 was $71.1 million compared with $46.3 million in the first nine months of 2014. The increase reflects $44.2 million in SG&A from the acquired EQ operations in the first nine months of 2015 compared to $20.2 million for the first nine months of 2014. This increase was partially offset by lower business development expenses in the first nine months of 2015 compared to the same period of 2014.

As previously reported in the second quarter of 2015, the Company performed an evaluation of the recoverability of the assets associated with the industrial services business and as a result of this evaluation recorded a non-cash goodwill impairment charge of $6.7 million during the second quarter of 2015.

Consolidated net interest expense for the first nine months of 2015 was $16.1 million, up from $5.4 million in the same period of 2014, reflecting interest expense on increased credit facility borrowings used to fund the EQ acquisition.

The Company's consolidated effective income tax rate when excluding the non-deductible goodwill impairment charge for the first nine months of 2015 was 37.6%, down slightly from 37.7% for the first nine months of 2014.

2015 Outlook

"We currently expect the headwinds we encountered during the third quarter to continue in the fourth quarter," commented Feeler. "Industry verticals such as chemical and metal manufacturing are likely to see lower business activity throughout the balance of the year, creating a difficult comparison. On the Event Business side, despite seeing emerging opportunities in the market place that will benefit the fourth quarter and beyond, we continue to see other projects being delayed or deferred and certain shipping schedules slipping. Given this trend in both our Base and Event business, we expect that our final quarter of 2015 will look very similar to the just completed third quarter."

As a result of current market conditions, we are revising our full year guidance. We now expect Adjusted EBITDA for our core business (excluding the full year impact of the Allstate business expected to be divested on November 1, 2015) to range between $122 million and $125 million for the full year of 2015. Our previously issued Adjusted EBITDA guidance (excluding Allstate) was expected to range between $128 million to $132 million. We also expect Adjusted Earnings Per Share to range between $1.73 to $1.80, down from our previous range of $1.76 to $1.92 per diluted share. Our Adjusted Earnings Per Share reflects an approximately $0.03 contribution from the Allstate business for our ownership period in 2015.

All guidance information excludes business development expenses, foreign currency gains and losses, goodwill impairment charges and other non-recurring, noncash charges.

"We believe the current quarter challenges are short-term and reflect a changing business cycle as manufacturers and select Base business customers adjust for slowing growth in 2015. As we cycle through the completion of some of our larger project-based business, market opportunities continue to be strong. We have secured work that has commenced the reloading of remedial cleanup projects for 2016 and with a solid pipeline we remain optimistic in our long-term prospects and market position," commented Feeler.

Dividend

On October 1, 2015, the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on October 21, 2015. The $3.9 million dividend was paid on October 28, 2015.

Conference Call

US Ecology, Inc. will hold an investor conference call on Friday, October 30, 2015 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management's presentation. Interested parties can access the conference call by dialing 877-512-4138 or 412-317-5478. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through November 14, 2015 by calling 877-344-7529 or 412-317-0088 and using the passcode 10074910. The replay will also be accessible on our website at www.usecology.com.

(1) Environmental Services ("ES") - This segment includes all of US Ecology's legacy operations and the legacy EQ treatment and disposal facilities. It provides diversified waste services including transportation, recycling, treatment and disposal of hazardous and non-hazardous materials at Company-owned landfill, wastewater and other treatment facilities.

(2) Field & Industrial Services ("FIS") - This segment includes all of the legacy EQ field and industrial services business. It provides waste packaging, collection and total waste management solutions at customer sites and through our 10-day transfer facilities. Services include on-site management, waste characterization, transportation and disposal of non-hazardous and hazardous waste. This segment also provides specialty services such as high-pressure and chemical cleaning, centrifuge and materials processing, tank cleaning, decontamination, remediation, spill cleanup, emergency response and other services to commercial and industrial facilities and government entities.

(3) Base and Event Business Definitions - Starting with the third quarter of 2015 we redefined "Base" and "Event" Business as we integrate the legacy EQ ES business into these metrics. Previously, US Ecology defined "Event Business" as non-recurring projects regardless of size. "Base Business" represented that business that was not considered "Event" and represented recurring waste streams. We now define "Event Business" as non-recurring projects that are equal to, or greater than 1,000 tons. We believe this new definition is a better representation of Base and Event Business and will provide better insight into the business taken as a whole. As we report future quarters, prior periods presented will be recast based on the new definition.

About US Ecology, Inc.

US Ecology, Inc. is a leading North American provider of environmental services to commercial and government entities. The Company addresses the complex waste management needs of its customers, offering treatment, disposal and recycling of hazardous, non-hazardous and radioactive waste, as well as a wide range of complementary field and industrial services. US Ecology's focus on safety, environmental compliance, and best-in-class customer service enables us to effectively meet the needs of our customers and to build long-lasting relationships. Headquartered in Boise, Idaho, with operations in the United States, Canada and Mexico, the Company has been protecting the environment since 1952. For more information visit www.usecology.com.

This press release contains forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) that are based on our current expectations, beliefs and assumptions about the industry and markets in which US Ecology, Inc. and its subsidiaries operate. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on management's beliefs and assumptions, which in turn are based on currently available information. Important assumptions include, among others, those regarding demand for Company services, expansion of service offerings geographically or through new or expanded service lines, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include the replacement of non-recurring event clean-up projects, a loss of a major customer, our ability to permit and contract for timely construction of new or expanded disposal cells, our ability to renew our operating permits or lease agreements with regulatory bodies, loss of key personnel, compliance with and changes to applicable laws, rules, or regulations, access to insurance, surety bonds and other financial assurances, a deterioration in our labor relations or labor disputes, our ability to perform under required contracts, failure to realize anticipated benefits and operational performance from acquired operations, including our acquisition of EQ Holdings, Inc. in June 2014, adverse economic or market conditions, government funding or competitive pressures, incidents or adverse weather conditions that could limit or suspend specific operations, access to cost effective transportation services, fluctuations in foreign currency markets, lawsuits, our willingness or ability to pay dividends, implementation of new technologies, limitations on our available cash flow as a result of our indebtedness and our ability to effectively execute our acquisition strategy and integrate future acquisitions.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission (the "SEC"), we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section of our reports filed with the SEC could harm our business, prospects, operating results, and financial condition.

                              US ECOLOGY, INC.
                     CONSOLIDATED STATEMENTS OF INCOME
                   (in thousands, except per share data)
                                (unaudited)

                                  Three Months Ended     Nine Months Ended
                                     September 30,         September 30,
                                 --------------------  --------------------
                                    2015       2014       2015       2014
                                 ---------  ---------  ---------  ---------
Revenue
  Environmental Services         $  96,270  $ 108,034  $ 278,885  $ 219,266
  Field & Industrial Services       52,144     62,830    145,912     70,971
                                 ---------  ---------  ---------  ---------

    Total                          148,414    170,864    424,797    290,237

Gross Profit
  Environmental Services            36,554     42,700    103,938     88,494
  Field & Industrial Services        9,386      9,608     23,316     11,079
                                 ---------  ---------  ---------  ---------

    Total                           45,940     52,308    127,254     99,573

Selling, General &
 Administrative Expenses
  Environmental Services             6,062      7,006     17,483     13,024
  Field & Industrial Services        5,712      6,759     17,665      7,599
  Corporate                         11,733     11,743     35,927     25,648
                                 ---------  ---------  ---------  ---------

    Total                           23,507     25,508     71,075     46,271

Impairment Charges
  Field & Industrial Services            -          -      6,700          -

Operating income                    22,433     26,800     49,479     53,302
                                 ---------  ---------  ---------  ---------

Other income (expense):
  Interest income                       17         11         64         94
  Interest expense                  (5,081)    (4,543)   (16,208)    (5,488)
  Foreign currency loss               (994)      (830)    (1,769)    (1,027)
  Other                                387        301      1,156        557
                                 ---------  ---------  ---------  ---------
    Total other expense             (5,671)    (5,061)   (16,757)    (5,864)

Income before income taxes          16,762     21,739     32,722     47,438
Income tax expense                   6,858      8,406     14,815     17,880
                                 ---------  ---------  ---------  ---------
Net income                       $   9,904  $  13,333  $  17,907  $  29,558
                                 =========  =========  =========  =========

Earnings per share:
  Basic                          $    0.46  $    0.62  $    0.83  $    1.37
  Diluted                        $    0.46  $    0.61  $    0.82  $    1.37

Shares used in earnings per
 share calculation:
  Basic                             21,655     21,570     21,619     21,526
  Diluted                           21,749     21,680     21,723     21,649

Dividends paid per share         $    0.18  $    0.18  $    0.54  $    0.54
                                 =========  =========  =========  =========

                              US ECOLOGY, INC.
                        CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                (unaudited)
                                                                  December
                                                   September      31, 2014
                                                    30, 2015    As Adjusted

Assets

Current Assets:
  Cash and cash equivalents                       $     9,350   $    22,971
  Receivables, net                                    104,283       113,454
  Prepaid expenses and other current assets            10,241        10,057
  Income tax receivable                                   332         6,912
  Deferred income taxes                                 2,599         2,109
  Assets held for sale                                 78,775        84,579
                                                  -----------   -----------
    Total current assets                              205,580       240,082

Property and equipment, net                           204,387       209,846
Restricted cash and investments                         5,773         5,729
Intangible assets, net                                243,187       255,598
Goodwill                                              194,825       197,671
Other assets                                            9,624        11,308
Deferred income taxes                                       -            85
                                                  -----------   -----------
Total assets                                      $   863,376   $   920,319
                                                  ===========   ===========

Liabilities and Stockholders' Equity

Current Liabilities:
  Accounts payable                                $    16,745   $    18,306
  Deferred revenue                                      7,212        13,190
  Accrued liabilities                                  28,119        34,775
  Accrued salaries and benefits                        10,624        12,813
  Income tax payable                                    1,730         4,124
  Current portion of closure and post-closure
   obligations                                          4,402         5,359
  Current portion of long-term debt                     3,505         3,828
  Liabilities associated with assets held for
   sale                                                20,240        20,140
                                                  -----------   -----------
    Total current liabilities                          92,577       112,535

Long-term closure and post-closure obligations         67,061        67,511
Long-term debt                                        356,410       390,825
Other long-term liabilities                             7,351         4,336
Deferred income taxes                                  87,771        93,775
                                                  -----------   -----------
  Total liabilities                                   611,170       668,982

Contingencies and commitments

Stockholders' Equity
  Common stock                                            217           216
  Additional paid-in capital                          168,978       165,524
  Retained earnings                                    99,509        93,301
  Treasury stock                                          (60)          (18)
  Accumulated other comprehensive loss                (16,438)       (7,686)
                                                  -----------   -----------
    Total stockholders' equity                        252,206       251,337
                                                  -----------   -----------
Total liabilities and stockholders' equity        $   863,376   $   920,319
                                                  ===========   ===========

                              US ECOLOGY, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (in thousands)
                                (unaudited)

                                                      Nine Months Ended
                                                        September 30,
                                                  -------------------------
                                                      2015          2014
                                                  -----------   -----------
Cash Flows From Operating Activities:
  Net income                                      $    17,907   $    29,558
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Impairment charges                                  6,700             -
    Depreciation and amortization of property
     and equipment                                     21,726        16,730
    Amortization of intangible assets                   9,558         5,233
    Accretion of closure and post-closure
     obligations                                        3,208         1,675
    Unrealized foreign currency loss                    2,740         1,453
    Deferred income taxes                              (4,015)        2,407
    Share-based compensation expense                    1,736           869
    Unrecognized tax benefits                               -          (424)
    Net loss on disposal of property and
     equipment                                            935            86
    Amortization of debt discount                         111            37
    Changes in assets and liabilities (net of
     effect of business acquistions):
      Receivables                                       7,221       (20,938)
      Income tax receivable                             6,560           (17)
      Other assets                                      1,785        (3,219)
      Accounts payable and accrued liabilities         (5,256)        2,449
      Deferred revenue                                 (5,371)          391
      Accrued salaries and benefits                    (1,877)       (1,949)
      Income tax payable                               (2,317)       (2,281)
      Closure and post-closure obligations             (4,386)         (879)
                                                  -----------   -----------
        Net cash provided by operating
         activities                                    56,965        31,181

Cash Flows From Investing Activities:
    Purchases of property and equipment               (25,693)      (17,910)
    Purchases of restricted cash and investments         (848)          (40)
    Proceeds from sale of restricted cash and
     investments                                          804           662
    Proceeds from sale of property and equipment          404           120
    Business acquisition (net of cash acquired)             -      (465,895)
                                                  -----------   -----------
        Net cash used in investing activities         (25,333)     (483,063)

Cash Flows From Financing Activities:
    Payments on long-term debt                        (34,848)       (1,038)
    Dividends paid                                    (11,700)      (11,640)
    Proceeds from exercise of stock options             1,664         1,445
    Proceeds from issuance of long-term debt                -       413,962
    Deferred financing costs paid                           -       (14,001)
    Other                                                   7           204
                                                  -----------   -----------
        Net cash (used in) provided by financing
         activities                                   (44,877)      388,932

Effect of foreign exchange rate changes on cash          (376)          (69)

Decrease in cash and cash equivalents                 (13,621)      (63,019)

Cash and cash equivalents at beginning of period       22,971        73,940
                                                  -----------   -----------

Cash and cash equivalents at end of period        $     9,350   $    10,921
                                                  ===========   ===========

EXHIBIT A

Non-GAAP Results and Reconciliation

US Ecology reports adjusted EBITDA and adjusted earnings per diluted share results, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (GAAP) and believes that such information provides analysts, stockholders, and other users information to better understand the Company's operating performance. Because adjusted EBITDA and adjusted earnings per diluted share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA and adjusted earnings per diluted share are significant components in understanding and assessing financial performance.

Adjusted EBITDA and adjusted earnings per diluted share should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA and adjusted earnings per diluted share have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

--  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
--  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
--  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
--  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; and
--  although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect cash requirements for such replacements.

Adjusted EBITDA

The Company defines adjusted EBITDA as net income before interest expense, interest income, income tax expense, depreciation, amortization, stock based compensation, accretion of closure and post-closure liabilities, foreign currency gain/loss, non-cash impairment charges and other income/expense, which are not considered part of usual business operations. The following reconciliation itemizes the differences between reported net income and adjusted EBITDA for the three and nine months ended September 30, 2015 and 2014:

                                  Three Months Ended     Nine Months Ended
(in thousands)                       September 30,         September 30,
                                 --------------------  --------------------
                                    2015       2014       2015       2014
                                 ---------  ---------  ---------  ---------

Net Income                       $   9,904  $  13,333  $  17,907  $  29,558
  Income tax expense                 6,858      8,406     14,815     17,880
  Interest expense                   5,081      4,543     16,208      5,488
  Interest income                      (17)       (11)       (64)       (94)
  Foreign currency loss                994        830      1,769      1,027
  Other income                        (387)      (301)    (1,156)      (557)
  Impairment charges                     -          -      6,700          -
  Depreciation and amortization
   of plant and equipment            6,591      8,318     21,726     16,730
  Amortization of intangible
   assets                            2,952      4,018      9,558      5,233
  Stock-based compensation             646        344      1,736        869
  Accretion and non-cash
   adjustments of closure &
   post-closure obligations          1,132        959      3,208      1,675
                                 ---------  ---------  ---------  ---------
Adjusted EBITDA                  $  33,754  $  40,439  $  92,407  $  77,809
                                 =========  =========  =========  =========

Adjusted Earnings Per Diluted Share

The Company defines adjusted earnings per diluted share as net income plus the after tax impact of non-cash, non-operational impairment charges and foreign currency gains or losses ("Foreign Currency Gain/Loss") plus the after tax impact of business development costs divided by the number of diluted shares used in the earnings per share calculation.

Impairment charges excluded from the earnings per diluted share calculation are related to the Company's decision to explore strategic alternatives for our industrial services business. The Foreign Currency Gain/Loss excluded from the earnings per diluted share calculation are related to intercompany loans between our Canadian subsidiary and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in Canadian dollars ("CAD") requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/United States currency movements from period to period. We believe excluding the currency movements for these intercompany financial instruments provides meaningful information to investors regarding the operational and financial performance of the Company. Business development costs relate to expenses incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses.

We believe excluding these non-cash impairment charges, foreign currency movements for intercompany financial instruments and business development costs provides meaningful information to investors regarding the operational and financial performance of the Company.

The following reconciliation itemizes the differences between reported net income and earnings per diluted share to adjusted net income and adjusted earnings per diluted share for the three and nine months ended September 30, 2015 and 2014:

(in thousands,
 except per       Three Months Ended September  Nine Months Ended September
 share data)                  30,                           30,
                 ----------------------------- -----------------------------
                      2015           2014           2015           2014
                 -------------- -------------- -------------- --------------

                           per            per            per            per
                          share          share          share          share
Net income /
 earnings per
 diluted share   $ 9,904 $ 0.46 $13,333 $ 0.61 $17,907 $ 0.82 $29,558 $ 1.37

Adjustments, net
 of tax:
  Impairment
   charges             -      -       -      -   6,700   0.31       -      -
  Non-cash
   foreign
   currency
   translation
   loss              722   0.04     679   0.03   1,151   0.05     622   0.03
  Business
   development
   costs              93      -     211   0.01   1,311   0.06   4,337   0.20
                 ------- ------ ------- ------ ------- ------ ------- ------
Adjusted net
 income /
 adjusted
 earnings per
 diluted share   $10,719 $ 0.50 $14,223 $ 0.65 $27,069 $ 1.24 $34,517 $ 1.60
                 ======= ====== ======= ====== ======= ====== ======= ======

Shares used in
 earnings per
 diluted share
 calculation      21,749         21,680         21,723         21,649
                 =======        =======        =======        =======

Contact:
Alison Ziegler
Cameron Associates
(212) 554-5469
alison@cameronassoc.com
www.usecology.com